CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 25, 2010, accompanying the financial statements of California Investors' Quality Tax-Exempt Trust, Series 29 (included in Van Kampen Unit Trusts, Municipal Series 754) as of January 31, 2010, and for the period from February 5, 2009 (date of deposit) through January 31, 2010 and the financial highlights for the period from February 5, 2009 (date of deposit) through January 31, 2010, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-155955) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
May 25, 2010